Filed Pursuant to Rule 424(b)(3)
Registration No. 333-283571

JLL INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 6 DATED OCTOBER 7, 2025
TO THE PROSPECTUS DATED JUNE 6, 2025

This Supplement No. 6 is part of the prospectus of JLL Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this Supplement No. 6 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this Supplement No. 6 is to disclose:
•updates to our description of capital stock;
•an amendment to the partnership agreement;
•an amendment to our share repurchase plan;
•an amendment to our distribution reinvestment plan;
•an amendment to our valuation guidelines;
•an amendment to our independent director compensation plan and incentive plan;
•an amendment to our DST Program dealer manager agreement;
•an advisory fee waiver; and
•other updates to the prospectus.
Description of Capital Stock
On October 2, 2025, we filed Articles of Amendment (the “Articles of Amendment”) to our charter with the Maryland State Department of Assessments and Taxation (“SDAT”) to (i) rename our Class D common stock to Class N common stock and (ii) increase the total number of our authorized shares of capital stock to 2,050,000,000 and the number of our authorized shares of common stock, $0.01 par value per share, to 2,000,000,000. Immediately following the filing of the Articles of Amendment, we filed with SDAT Articles Supplementary to our charter, pursuant to which we classified and designated (i) 250,000,000 authorized but unissued shares of common stock as Class S shares; (ii) 250,000,000 authorized but unissued shares of common stock as Class D shares; (iii) 250,000,000 authorized but unissued shares of common stock as Class Z shares; and (iv) 250,000,000 authorized but unissued shares of common stock as Class I shares.
The following disclosure supersedes and replaces the first paragraph in the section of the prospectus titled “Description of Capital Stock”:
The following summary of the material terms of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws. Our charter authorizes us to issue up to 2,000,000,000 shares of common stock, par value $0.01 per share, 200,000,000 of which are classified as Class A shares, 200,000,000 of which are classified as Class M shares, 200,000,000 of which are classified as Class A-I shares, 200,000,000 of which are classified as Class M-I shares, 250,000,000 of which are classified as Class S shares, 250,000,000 of which are classified as Class D shares, 250,000,000 of which are classified as Class Z shares, 250,000,000 of which are classified as Class I shares and 200,000,000 of which are classified as Class N shares, and 50,000,000 shares of preferred stock, par value $0.01 per share. Our charter authorizes our board of directors to amend our charter from time to time to increase or decrease the aggregate number of authorized shares or the number of authorized shares of any class or series without stockholder approval.

The following disclosure supersedes and replaces the section of the prospectus titled “Description of Capital Stock—Common Stock —Class D” and all other prior references to “Class D” in the prospectus are hereby replaced with “Class N”:
Class N Shares
No Class N shares will be issued in this offering. Each Class N share sold in our private offering is subject to a selling commission of up to 1.0% of the NAV per Class N share on the date of purchase. No stockholder servicing fee is payable with respect to the Class N shares. Effective as of October 2, 2025, all of our then issued and outstanding Class D shares were renamed Class N shares.
The following disclosure is added to the section of the prospectus titled “Description of Capital Stock—Common Stock”:
Class S Shares
No Class S shares will be issued in this offering. Each Class S share issued in our private offering is subject to a selling commission of up to 3.0% of the NAV per Class S share on the date of purchase. In addition, we pay our Dealer Manager a stockholder servicing fee that accrues daily in an amount equal to up to 1/365th of 0.85% of the amount of our NAV for the Class S shares for such day on a continuous basis from year to year.
Class D Shares
No Class D shares will be issued in this offering. Each Class D share issued in our private offering is subject to a selling commission of up to 1.5% of the NAV per Class D share on the date of purchase. In addition, we pay our Dealer Manager a stockholder servicing fee that accrues daily in an amount equal to up to 1/365th of 0.30% of the amount of our NAV for the Class D shares for such day on a continuous basis from year to year.
Class Z Shares
No Class Z shares will be issued in this offering. No selling commissions are paid for sales of any Class Z shares. We pay our Dealer Manager a stockholder servicing fee that accrues daily in an amount equal to up to 1/365th of 0.30% of the amount of our NAV for the Class Z shares for such day on a continuous basis from year to year.
Class I Shares
No Class I shares will be issued in this offering. No selling commissions or stockholder servicing fees are paid in connection with the sale of any Class I shares.
Partnership Agreement Amendment
On October 7, 2025, we, JLLIPT Holdings GP, LLC, the operating partnership’s general partner, and the other limited partners party thereto entered into the Fifth Amended and Restated Limited Partnership Agreement of the operating partnership (the “partnership agreement”) to, among other things, (i) reflect the designation of our new share classes and rename Class D OP Units as Class N OP Units, Class A OP Units as Class S OP Units, Class A-I OP Units as Class D OP Units, Class M OP Units as Class Z OP Units, and Class M-I OP Units as Class I OP Units; and (ii) provide for affirmative enrollment by participating limited partners in our distribution reinvestment plan.

The following disclosure supersedes and replaces the section of the prospectus titled “Summary of Our Operating Partnership Agreement—Capital Contributions”:
Capital Contributions
We intend to contribute all or substantially all of the net proceeds from this offering and our private offerings, after payment of fees and expenses attributable to our offerings and operations, to our operating partnership as capital contributions. However, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors, and our operating partnership will be deemed to have simultaneously paid the fees, commissions and other costs associated with our offerings and our operations.
If our operating partnership requires additional funds at any time in excess of capital contributions made by us, our operating partnership may borrow funds from a financial institution or other lenders or we or any of our affiliates may provide such additional funds through loans, purchase of additional partnership interests or otherwise (which we or such affiliates will have the option, but not the obligation, of providing). In addition, our operating partnership may admit additional limited partners whose investments may be subject to a different management fee and repurchase limitations if our board of directors concludes in good faith that such admittance is in our best interest.
The following disclosure supersedes and replaces the section of the prospectus titled “Summary of Our Operating Partnership Agreement—Operating Partnership Units Generally”:
Operating Partnership Units Generally
OP Units represent an interest as a limited partner in our operating partnership. Our operating partnership has designated five classes of OP Units that correspond to our nine classes of common stock: Class S OP Units, Class D OP Units, Class Z OP Units, Class I OP Units and Class N OP Units. The five classes of OP Units correspond to our classes of common stock as follows: (i) Class S OP Units correspond to both Class A shares and Class S shares; (ii) Class D OP Units correspond to both Class A-I shares and Class D shares; (iii) Class Z OP Units correspond to both Class M shares and Class Z shares; (iv) Class I OP Units correspond to both Class M-I shares and Class I shares; and (v) Class N OP Units correspond to Class N shares. When we receive proceeds from the sale of shares of our common stock, we will contribute such proceeds to our operating partnership and in exchange receive OP Units that correspond to the classes of our shares sold.
Our operating partnership may issue additional OP Units and classes of OP Units with rights different from, and superior to, those of OP Units of any class, without the consent of the limited partners. Holders of OP Units do not have any preemptive rights with respect to the issuance of additional units.
Limited partners of any class do not have the right to participate in the management of our operating partnership. Limited partners of any class who do not participate in the management of our operating partnership, by virtue of their status as limited partners, generally are not liable for the debts and liabilities of our operating partnership beyond the amount of their capital contributions. The voting rights of the limited partners of any class are generally limited to approval of specific types of amendments to the partnership agreement.
The following disclosure supersedes and replaces the section of the prospectus titled “Summary of Our Operating Partnership Agreement—Issuance of Additional Operating Partnership Interests”:
Issuance of Additional Operating Partnership Interests
In our role as manager of the sole general partner of our operating partnership, we will have the ability to cause our operating partnership to issue additional operating partnership interests (including OP Units), preferred partnership interests or convertible securities.

Our operating partnership allows us to be organized as an UPREIT. A transfer of property directly with a REIT for REIT stock is generally a taxable transaction to the transferring property owner. In an UPREIT structure, an owner of appreciated property who desires to defer taxable gain on the transfer of such property may, subject to meeting applicable tax requirements, transfer the property to our operating partnership in exchange for OP Units interests on a tax-free basis. Being able to offer a seller the opportunity to defer taxation of gain until the seller disposes of its interest in our operating partnership may give us a competitive advantage in acquiring desired properties relative to buyers who cannot offer this opportunity.
In connection with the DST Program, our operating partnership may also determine, by exercising the FMV Option, to issue OP Units to investors in the DST Program in exchange for beneficial interests in the DST. This transaction would, subject to satisfaction of certain conditions, also be consummated on a tax-deferred basis.
In addition, investing in our operating partnership, rather than in shares of our common stock, may be more attractive to certain institutional or other investors due to their business or tax structure.
Holders of OP Units may elect to participate in our distribution reinvestment plan, pursuant to which participating holders of OP Units will have their cash distributions automatically reinvested in shares of common stock of the corresponding class.
The following disclosure supersedes and replaces the section of the prospectus titled “Summary of Our Operating Partnership Agreement—Conversion Election”:
Conversion Election
The broker of record, or the holder if there is no broker of record, of any class of OP Units may elect, at any time, to convert such OP Units to any other class of partnership units by delivering written notice of such election to the general partner. Notwithstanding the foregoing, any request to convert any OP Units to Class N OP Units will require the prior written approval of the general partner.
Share Repurchase Plan Amendment
Effective October 7, 2025, we amended our share repurchase plan to reflect the designation of our new share classes and to remove the “per stockholder allocation” repurchase mechanism.
The following disclosure supersedes and replaces the section of the prospectus titled “Questions and Answers About this Offering—Q: Can I be certain that I will be able to liquidate my investment immediately at the time of my choosing?”:
Q:    Can I be certain that I will be able to liquidate my investment immediately at the time of my choosing?
A:    No. After an initial one-year holding period, stockholders may request on a daily basis that we repurchase all or any portion of their shares of our common stock pursuant to our share repurchase plan, however we are not obligated to repurchase any shares of our common stock and may choose to only repurchase some, or even none, of the shares requested to be repurchased. Our ability to fulfill repurchase requests is subject to a number of limitations. As a result, share repurchases may not be available at all times. Shares purchased in this offering are not eligible for repurchase for the first year after the date of purchase, except upon death or disability of a stockholder or under certain circumstances following the departure of key persons; provided, however, that shares issued pursuant to our distribution reinvestment plan are not subject to the one-year holding period. Our share repurchase plan, to the extent we choose to repurchase shares, limits repurchases during any calendar quarter to shares with an aggregate value (based on the repurchase price per share on the day the repurchase is effected) of 5% of the combined NAV of all classes of shares as of the last day of the previous calendar quarter, which means that in any 12-month period, we limit repurchases to approximately 20% of our total NAV. As a result of the volume limitations on repurchases being calculated on an aggregate basis for shares of all classes of our common stock outstanding, we may receive repurchase requests in a given quarter that exceed the repurchase limit for that quarter, and the liquidity available to stockholders whose shares have not been repurchased may be substantially reduced. See “Share Repurchase Plan—Repurchase Limitations.”
The vast majority of our assets will consist of properties that cannot generally be liquidated quickly. Therefore, we may not always have sufficient liquid resources to satisfy repurchase requests. In order to provide liquidity for repurchases, we generally intend to maintain under normal circumstances an aggregate allocation to cash, cash equivalents and other short-term investments and certain types of real estate-related assets that can be liquidated more readily than properties of up to 15% of the overall value of our portfolio. Should repurchase requests, in the business judgment of our board of directors, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on stockholders whose shares are not repurchased, or should we otherwise determine that investing our liquid assets in real properties or other illiquid investments rather than repurchasing our shares is in the best interests of our company as a whole, then we may choose to repurchase fewer shares than have been requested to be repurchased, or none at all. Further, our board of directors may modify or suspend our share repurchase plan if it deems such action to be in the best interest of our stockholders. Upon a suspension of our share repurchase plan, our board of directors will consider at least quarterly whether the continued suspension of our share repurchase plan remains in our best interest and the best interest of our stockholders. However, our board of directors is not required to authorize the recommencement of our share repurchase plan within any specified period of time. See “Share Repurchase Plan —Repurchase Limitations.” Our board of directors may also determine to terminate our share repurchase plan if required by applicable law or in connection with a transaction in which our stockholders receive liquidity for their shares of our common stock, such as a sale or merger of our company or listing of our shares on a national securities exchange.
The following disclosure supersedes and replaces the first paragraph in the section of the prospectus titled “Prospectus Summary—Share Repurchase Plan”:
There is no regular trading market for shares of our common stock, and we do not expect that such a market will ever develop. While you should view your investment as long term with limited liquidity, we have adopted a share repurchase plan, whereby on a daily basis holders of our shares may request that we repurchase all or any portion of their shares, however we are not obligated to repurchase any shares of our common stock and may choose to only repurchase some, or even none, of the shares requested to be repurchased. No shares may be repurchased within one year after the date of purchase, except for repurchases related to the death or disability of a stockholder or under certain circumstances following the departure of key persons. In addition, shares issued pursuant to our distribution reinvestment plan are not subject to the one-year holding period. Our share repurchase plan, to the extent we choose to repurchase shares, limits repurchases during any calendar quarter to shares with an aggregate value (based on the repurchase price per share on the day the repurchase is effected) of 5% of the combined NAV of all classes of shares as of the last day of the previous calendar quarter, which means that in any 12-month period, we limit repurchases to approximately 20% of our total NAV.
The following disclosure supersedes and replaces the section of the prospectus titled “Share Repurchases”:
SHARE REPURCHASE PLAN
General
While you should view your investment in our common stock as long term with limited liquidity, we have adopted a share repurchase plan, whereby on a daily basis, stockholders may request that we repurchase all or any portion of their shares of our common stock, however we are not obligated to repurchase any shares of our common stock and may choose to only repurchase some, or even none, of the shares requested to be repurchased. Our advisor has agreed that the Class M-I shares that it purchased prior to the commencement of our initial public offering will not be eligible for repurchase pursuant to our share repurchase plan and instead will be subject to separate repurchase terms pursuant to the purchase agreement with respect to such shares. See “Stock Ownership of Certain Beneficial Owners—Ownership by Our Sponsor and its Affiliates.” Due to the illiquid nature of investments in real estate, we may not have sufficient liquid resources to fund repurchase requests. In addition, we have established limitations on the amount of funds we may use for repurchases during any calendar quarter. See “—Repurchase Limitations” below. Further, our board of directors has the right to modify or suspend our share repurchase plan if it deems such action to be in the best interest of our stockholders.
You may request that we repurchase shares of our common stock through your investment advisor or directly with our transfer agent. To the extent we choose to repurchase shares, we will generally adhere to the following procedures relating to the repurchase of shares of our common stock:
•Under our share repurchase plan, on each day the New York Stock Exchange is open for trading (a business day), stockholders may request that we repurchase all or any portion of their shares. Repurchase requests received and processed by our transfer agent on a business day and before the close of business (4:00 p.m. Eastern time) on that day will be effected at a repurchase price equal to our NAV per share for the class of shares being repurchased calculated after the close of business on that day.
•Repurchase requests received and processed by our transfer agent on a business day, but after the close of business on that day, will be effected at our NAV per share for the class of shares being repurchased calculated after the close of business on the next business day. The repurchase price per share on any business day will be our NAV per share for the class of shares being repurchased, after giving effect to any share purchases or repurchases to be effected on such day. Although a stockholder will not know at the time he or she requests the repurchase of shares the exact price at which such repurchase request will be processed, the stockholder may cancel the repurchase request before it has been processed by notifying a customer service representative available on our toll-free, automated telephone line, (855) 652-0277. The line is open on each business day between the hours of 9:00 a.m. and 6:00 p.m. (Eastern time). Repurchase requests submitted before 4:00 p.m. on a business day must be cancelled before 4:00 p.m. on the same day. Repurchase requests received after 4:00 p.m. on a business day, or at any time on a day that is not a business day, must be cancelled before 4:00 p.m. on the next business day. If the repurchase request is not cancelled before the applicable time described above, the stockholder will be contractually bound to repurchase of the shares and will not be permitted to cancel the request prior to the payment of repurchase proceeds.
•Repurchase requests may be made by mail or by contacting your financial intermediary, all subject to certain conditions described in this prospectus. If making a repurchase request by contacting your financial intermediary, you may be required to provide certain documentation or information to such financial intermediary.
If by Mail: A stockholder making a repurchase request by mail to our transfer agent must complete and sign a repurchase authorization form, which is available upon request. Written requests should be sent to the transfer agent at the following address:
JLL Income Property Trust, Inc.
c/o SS&C GIDS, Inc.
P.O. Box 219165
Kansas City, MO 64121-9165
(855) 652-0277
Corporate investors and other non-individual entities must have an appropriate certification on file authorizing repurchases. A signature guarantee may be required.
•For processed repurchases, stockholders may request that repurchase proceeds are paid by mailed check provided that the amount is less than $100,000 and the check is mailed to an address on file with the transfer agent for at least 30 days.
•Processed repurchases of more than $100,000 are intended to be paid only via direct deposit. For this reason, stockholders who own more than $100,000 of our common stock must provide banking instructions for their brokerage account or designated U.S. bank account. Stockholders who own less than $100,000 of our common stock may also receive repurchase proceeds via direct deposit, provided the payment amount is at least $5,000. For all repurchases paid via direct deposit, the funds will be electronically delivered to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the stockholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating your bank or brokerage account on file. Funds will be electronically delivered only to U.S. financial institutions (ACH network members).
•A medallion signature guarantee will be required in certain circumstances. The medallion signature process protects stockholders by verifying the authenticity of a signature and limiting unauthorized fraudulent transactions. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association, or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchanges Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (NYSE MSP). Signature guarantees from financial institutions which are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. We reserve the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any repurchase or transaction request. We may require a medallion signature guarantee if, among other reasons: (1) the amount of the repurchase request is over $100,000; (2) you wish to have repurchase proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than your address of record for the past 30 days; or (3) our transfer agent cannot confirm your identity or suspects fraudulent activity.
Our board of directors will approve any distributions on each class of shares of our common stock for stockholders of record as of a record date. Because we anticipate that each class of shares will have a different amount of net income allocated thereto as a result of the differences in the fees paid on each class of shares, the distributions paid with respect to each class of shares is not expected to be of equal dollar amounts. At the close of business on the distribution adjustment date, our NAV will be reduced to reflect the accrual of our liability to pay the distribution to our stockholders of record as of the record date. As a result, investors requesting that we repurchase shares of our common stock will be affected in the following manner:
•If your request for repurchase is received and processed up to and including the business day immediately preceding the distribution adjustment date, your repurchase price will not reflect a reduction in NAV resulting from the distribution because you will no longer be a stockholder of record on the applicable record date and therefore will not be entitled to receive the distribution.
•If your request for repurchase is received and processed on or after the distribution adjustment date, your repurchase price will reflect this reduction in NAV because you will still be a stockholder of record for distribution purposes and therefore will be entitled to receive the distribution.
Minimum Account Repurchases
In the event that any stockholder fails to maintain the minimum balance of $5,000 of shares of our common stock, we may repurchase all of the shares held by that stockholder at the repurchase price in effect on the date we determine that the stockholder has failed to meet the minimum balance. Minimum account repurchases will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in our NAV.
Sources of Funds for Repurchases
We may, in our advisor’s discretion, after taking the interests of our company as a whole and the interests of our remaining stockholders into consideration, use proceeds from any available sources at our disposal to satisfy repurchase requests, subject to the limitation on the amount of funds we may use described below under “—Repurchase Limitations.” Potential sources of funding for repurchases include, but are not limited to, available cash, proceeds from sales of shares of our common stock, excess cash flow from operations, sales of our liquid investments, incurrence of indebtedness and, if necessary, proceeds from the disposition of properties or real estate-related assets.
Payment of Repurchase Proceeds
Under normal market conditions, we will pay repurchase proceeds, less any applicable tax or other withholding required by law, by the third business day following receipt by our transfer agent of a repurchase request in good order. However, when you request that we repurchase shares for which the purchase money for the shares being repurchased has not yet been collected, the request will be executed at the next determined NAV, but the transfer agent will not release the proceeds until your purchase payment clears. This may take up to 15 days or more. Because our NAV per share for each class of common stock will be calculated at the close of each business day, the repurchase price may fluctuate between the date we receive the repurchase request and the date on which repurchase proceeds are paid. As a result, the repurchase price that a stockholder will receive may be different from the repurchase price on the day the repurchase proceeds are paid. If a stockholder’s shares are repurchased after a distribution record date but prior to the date on which the declared distribution is paid, the stockholder will be entitled to receive such distribution with respect to the repurchased shares of our common stock held on the record date. Such stockholder’s repurchase price will reflect the reduction in NAV allocable to the class of shares being repurchased on the distribution adjustment date to reflect the accrual of our liability to pay a distribution to our holders of record of that class of shares as of the applicable record date. This will have no effect on the true price of the repurchased shares even though, everything being equal, NAV will decrease on the distribution adjustment date by the amount of the declared distribution.
Repurchase Limitations
Under our share repurchase plan, the repurchase of shares is limited during any calendar quarter to shares whose aggregate value (based on the repurchase price per share on the day the repurchase is effected) is 5% of the combined NAV of all classes of shares as of the last day of the previous calendar quarter, which means that in any 12-month period, we limit repurchases to approximately 20% of our total NAV, to the extent we choose to repurchase shares. We are not obligated to repurchase any shares of our common stock and may choose to only repurchase some, or even none, of the shares requested to be repurchased. Shares are not eligible for repurchase for the first year after purchase, except upon death or disability of a stockholder; provided, however, that shares issued pursuant to our distribution reinvestment plan are not subject to the one-year holding period. The one-year holding period will also not apply under certain circumstances following the departure of persons performing key management functions for our company as designated from time-to-time by our board of directors, including a majority of our independent directors, unless such persons are replaced as described below. We refer to such designated persons as “key persons.” Our current key persons are C. Allan Swaringen, Gregory Falk, Sean Meehan and Lucas Kimmel, and in the future our key persons will include any other individual appointed by a majority of our board of directors, including a majority of our independent directors, to replace any such key person named above. If during any 12 consecutive month period (a) two or more key persons cease to devote substantially all of their business time to our company for any reason, including death, permanent disability, resignation, withdrawal or removal, each of which we refer to as a “triggering event,” and (b) within 90 days of any triggering event a majority of our board of directors, including a majority of our independent directors, has not approved the replacement for each key person, then the one-year holding period will be waived with respect to the repurchase of any shares purchased prior to the fifth business day after the public disclosure of the occurrence of the conclusion of such 90-day period, which we refer to as a “waiver event.” We will disclose any waiver event and the associated waiver of the one-year holding period promptly upon its occurrence. Any such disclosure may be made to stockholders in a supplement to this prospectus, in a special or periodic report filed by us with the SEC, in a press release or on our website, www.JLLIPT.com. All other limitations to our share repurchase plan, including the aggregate value limitations, will remain in effect during any waiver event period.

On the first business day during any quarter in which we have reached that quarter’s repurchase volume limitation, we will publicly disclose such fact through a filing with the SEC and posting to our website, www.JLLIPT.com, in order to notify stockholders that we will not accept additional repurchase requests during such quarter. In such event, unless our board of directors determines to suspend our share repurchase plan for any of the reasons described below, our share repurchase plan will automatically and without stockholder notification resume on the first day of the calendar quarter following the quarter in which repurchases were suspended due to reaching such quarter’s volume limitation, to the extent we choose to repurchase shares. Even when repurchase requests do not exceed our share repurchase plan’s quarterly volume limitation, we may not have a sufficient amount of liquid assets to satisfy repurchase requests because our assets will consist primarily of properties and types of real estate-related assets that cannot be readily liquidated. Under normal circumstances, we intend to maintain an allocation to cash, cash equivalents, securities and other liquid assets, which we may supplement by borrowing additional funds under our line of credit.
Should repurchase requests, in the business judgment of our board of directors, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on stockholders whose shares are not repurchased or should we otherwise determine that investing our liquid assets in real properties or other illiquid investments rather than repurchasing our shares is in the best interests of our company as a whole, then we may choose to repurchase fewer shares than have been requested to be repurchased or none at all. Our board of directors may modify or suspend our share repurchase plan if it deems such action to be in the best interest of our stockholders. In addition, our board of directors may determine to suspend our share repurchase plan due to regulatory changes, changes in law or if our board of directors becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are repurchased. Accordingly, stockholders cannot be assured that all of the shares in their repurchase requests will be repurchased. Any suspension of, or material modification to, our share repurchase plan will be disclosed to stockholders as promptly as practicable in a supplement to this prospectus and in the reports we file with the SEC and via our website, www.JLLIPT.com. Once our share repurchase plan is suspended by our board of directors other than as a result of reaching the quarterly volume limitation, our board of directors must affirmatively authorize the recommencement of our share repurchase plan before stockholder requests will be considered again. Upon a suspension of our share repurchase plan, our board of directors will consider at least quarterly whether the continued suspension of our share repurchase plan remains in our best interest and the best interest of our stockholders. However, our board of directors is not required to authorize the recommencement of our share repurchase plan within any specified period of time. Because our board of directors is not required to authorize the recommencement of our share repurchase plan within any specified period of time, our board may effectively terminate our share repurchase plan by suspending it indefinitely. We will provide notice to stockholders of any recommencement of our share repurchase plan following such a suspension due to action of our board of directors. Our board of directors may also determine to terminate our share repurchase plan if required by applicable law or in connection with a transaction in which our stockholders receive liquidity for their shares of our common stock, such as a sale or merger of our company or listing of our shares on a national securities exchange.
If the full amount of all shares of our common stock requested to be repurchased as of any given date are not repurchased, due to our volume limitations or lack of readily available funds, available funds will be allocated pro rata based on the total number of shares of common stock subject to pending repurchase requests without regard to class and subject to the volume limitation.
All unsatisfied repurchase requests due to any of the limitations described above must be resubmitted after the start of the next quarter or upon the recommencement of our share repurchase plan, as applicable.
REIT Restrictions
To avoid certain issues related to our ability to comply with the REIT distribution requirement and utilize the deficiency dividend procedure (see “Federal Income Tax Considerations—Taxation of the Company—Annual Distribution Requirement”), we will implement procedures designed to track our stockholders’ percentage interests in our common stock in order to identify any such dividend equivalent repurchases and will decline to effect a repurchase to the extent that we believe that it would constitute a dividend equivalent repurchase. See “Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Repurchases of Our Common Stock.”
Other
When you request that we repurchase shares, you should note the following:
•if you are requesting that some but not all of your shares be repurchased, keep your balance above $5,000 to avoid minimum account repurchase, if applicable;
•you will not receive interest on amounts represented by uncashed repurchase checks; and
•under applicable anti-money laundering regulations and other federal regulations, repurchase requests may be suspended, restricted or canceled and the proceeds may be withheld.
IRS regulations require us to determine and disclose on Form 1099-B the adjusted cost basis for shares of our stock sold or repurchased. Although there are several available methods for determining the adjusted cost basis, unless you elect otherwise, which you may do by checking the appropriate box on the subscription agreement or calling our customer service number at (855) 652-0277, we will utilize the first-in-first-out method. For purposes of calculating your cost basis using the first-in-first-out method, tax lots of both held shares and available shares are used.
Shares repurchased under our share repurchase plan will have the status of authorized but unissued shares. Shares we acquire through our share repurchase plan will not be reissued unless they are first registered with the SEC under the Securities Act and under appropriate state securities laws or otherwise issued in compliance with such laws.
Mail and Telephone Instructions
We and our transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized stockholder transactions if they reasonably believe that such instructions were genuine. Our transfer agent has established reasonable procedures to confirm that instructions are genuine including requiring the stockholder to provide certain specific identifying information on file and sending written confirmation to stockholders of record. Failure by the stockholder or its agent to notify our transfer agent in a timely manner, but in no event more than 60 days from receipt of such confirmation, that the instructions were not properly acted upon or any other discrepancy will relieve us, our transfer agent and the financial advisor of any liability with respect to the discrepancy.
Distribution Reinvestment Plan Amendment
Effective October 7, 2025, we amended our distribution reinvestment plan to reflect that participation in such plan by holders of OP Units is elective and not automatic and other administrative updates.
Appendix C: Distribution Reinvestment Plan of the Prospectus is hereby deleted and replaced with Appendix A: Distribution Reinvestment Plan attached hereto.
Valuation Guidelines Amendment
Effective October 7, 2025, we amended our valuation guidelines to, among other things, reflect the designation of our new share classes, renamed classes of OP Units and treatment of waived advisory fees.
The following disclosure supersedes and replaces the third paragraph in the section of the prospectus titled “Net Asset Value Calculation and Valuation Guidelines—NAV and NAV Per Share Calculation”:

Following the allocation of income and expenses as described above, NAV for each class is adjusted for additional issuances of common stock, repurchases and class specific expense accruals, such as the dealer manager fee (which will be included in the calculation on a daily basis and not when accrued on our financial statements), to determine the current day’s NAV. Our share classes may have different expense accruals associated with the advisory fee we pay to our advisor because (i) the performance component of the advisory fee is calculated separately with respect to each class and (ii) our advisor has waived a portion of the fixed component of the advisory fees payable by us and the operating partnership during the Waiver Period with respect to certain classes. At the close of business on the date that is one business day after each record date for any declared distribution, our NAV for each class will be reduced to reflect the accrual of our liability to pay the distribution to our stockholders of record of each class as of the record date. NAV per share for each class is calculated by dividing such class’s NAV at the end of each trading day by the number of shares outstanding for that class on such day.
Independent Director Compensation Plan and Incentive Plan Amendments
Effective October 7, 2025, we amended our independent directors compensation plan and incentive plan to incorporate our newly designated share classes and reflect that equity compensation to our independent directors will be paid in Class I shares.
The following disclosure supersedes and replaces the first and second paragraphs in the section of the prospectus titled “Management—Compensation of Independent Directors”:
Under our independent directors compensation plan, which operates as a sub-plan of our incentive plan described below, we compensate each of our independent directors with an annual retainer of $175,000, 40% of which will be paid in Class I shares on March 31 of each year, subject to our board of directors nominating such independent director for reelection at that year’s annual stockholder meeting, plus additional retainers of $15,000 to the chair of the audit committee, $5,000 to each other member of the audit committee, $10,000 to the chair of the nominating, governance and compensation committee, $2,500 to each other member of the nominating, governance and compensation committee, and $15,000 to the lead independent director.
In addition, each new independent director will receive an initial grant of $70,000 worth of Class I shares, which we refer to as the “initial stock grant,” on the date he or she joins our board of directors. The initial stock grant vests immediately on the grant date and is subject to the one-year holding period applicable to all Class I shares pursuant to our share repurchase plan.
The following disclosure supersedes and replaces the third paragraph in the section of the prospectus titled “Management—Incentive Plan”:
Our board of directors has authorized and reserved a maximum of 2,000,000 Class I shares for issuance under the incentive plan. However, no awards shall be granted under the incentive plan on any date on which the aggregate number of shares subject to awards previously issued under the incentive plan, together with the proposed awards to be granted on such date, exceed 2% of the total outstanding shares of common stock on such date. In the event of a transaction between our company and our stockholders that causes the per-share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits under the plan will be adjusted proportionately and our board of directors will make adjustments to the incentive plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from the transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.
The following disclosure supersedes and replaces the last paragraph in the section of the prospectus titled “Dilution”:

We have authorized and reserved an aggregate maximum number of 2,000,000 Class I shares for issuance under our incentive plan. To the extent that any stock based-awards are granted or we issue additional shares of any class of common stock in the future, there will be further dilution to investors participating in this offering.
DST Dealer Manager Agreement Amendment
On October 7, 2025, JLL Exchange TRS, LLC, LaSalle Investment Management Distributors, LLC, and, solely with respect to Section 6.1(c) thereof, our operating partnership and we entered into the Third Amended and Restated Dealer Manager Agreement for the DST Program, to, among other things, reflect (i) the designation of our new share classes; (ii) renamed classes of common stock and OP Units; (iii) that Class S OP Units, Class D OP Units, Class Z OP Units and Class I OP Units may be issued in exchange for DST interests and that subsequently Class S shares, Class D shares, Class Z shares and Class I shares may be issued in exchange for such OP Units; and (iv) other administrative updates.
The following disclosure supersedes and replaces the fourth paragraph in the section of the prospectus titled “Investment Objectives and Strategy—DST Program”:
LaSalle Investment Management Distributors, LLC, the dealer manager for this offering, also serves as the dealer manager for the DST Program on a “best efforts” basis. Our taxable REIT subsidiary, which is a wholly owned subsidiary of our operating partnership, will pay the dealer manager upfront selling commissions, upfront stockholder servicing fees and placement fees of up to 5.0%, 1.0% and 1.0%, respectively, of the gross purchase price per unit of beneficial interest sold in the DST Program. All or a portion of the upfront selling commissions and stockholder servicing fees may be waived at the discretion of our dealer manager or reallowed to participating broker-dealers. In addition, the dealer manager may receive an ongoing investor servicing fee or stockholder servicing fees, as applicable, that is calculated daily on a continuous basis from year to year equal to 1/365th of (a) 0.25% of the total, gross equity offering at the time of syndication, payable by the DSTs; (b) 0.85% of the NAV of each outstanding Class S OP Unit, 0.30% of the NAV of each outstanding Class Z OP Unit and 0.30% of the NAV of each outstanding Class D OP Unit for such day issued in connection with the FMV Option, payable by our operating partnership; and (c) 0.85% of the NAV of each outstanding Class S share, 0.30% of the NAV of each outstanding Class Z share and 0.30% of the NAV of each outstanding Class D share for such day issued in connection with the Redemption Right, payable by us. The investor servicing fee or stockholder servicing fees, as applicable, may continue for so long as the investor in the DST Program holds beneficial interests, Class Z, Class D, Class I or Class S OP Units or Class Z, Class D, Class I or Class S shares that were issued in connection with the DST Program.
Advisory Fee Waiver
Effective during the period from the date hereof through December 31, 2026 (the “Waiver Period”), our advisor has agreed to waive 20% of the fixed component of the advisory fees otherwise payable to our advisor with respect to (i) the NAV of our operating partnership attributable to Class S, Class D, Class Z and Class I OP Units (corresponding to Class S, Class D, Class Z and Class I shares), and (ii) the NAV of any excluded assets attributable to Class S, Class D, Class Z and Class I shares, effectively reducing the amount of such fixed component advisory fees from 1.25% to 1.0% of the applicable NAV over the Waiver Period. Our advisor will not seek payment of any waived fees at any time in the future.
The following disclosure is added to the sections of the prospectus titled “Prospectus Summary—Fees and Expenses—Advisory Fee—Our Advisor,” “Management—The Advisory Agreement—Advisory Fee” and “Compensation—Advisory Fee—Our Advisor”:
Notwithstanding the foregoing, effective during the period from the date hereof through December 31, 2026 (the “Waiver Period”), our advisor has agreed to waive 20% of the fixed component of the advisory fees described above otherwise payable to our advisor by our operating partnership and us, respectively, with respect to (i) the NAV of our operating partnership attributable to Class S, Class D, Class Z and Class I OP Units (corresponding to Class S, Class D, Class Z and Class I shares), and (ii) the NAV of any excluded assets attributable to Class S, Class D, Class Z and Class I shares, effectively reducing the amount of such fixed component advisory fees from 1.25% to 1.0% of the applicable NAV over the Waiver Period. Our advisor will not seek payment of any waived fees at any time in the future. The Waiver Period will end as of December 31, 2026, will not be extended and following such date the fixed component of the advisory fee will be 1.25% of the applicable NAV of the Operating Partnership and us.
Other Updates to the Prospectus
The following disclosure is added to the sections of the prospectus titled “Prospectus Summary—Ownership by Our Sponsor and its Affiliates” and “Stock Ownership of Certain Beneficial Owners—Ownership by Our Sponsor and its Affiliates”:
If repurchase requests through our share repurchase plan exceed our 5% quarterly repurchase limit, then any repurchase of Class N shares from Jones Lang LaSalle Co-Investments, Inc. during such quarter requires prior approval from our independent directors, with any such approval based upon their finding that an approval in such circumstances is consistent with their duties under Maryland law.
The term “stockholder servicing fee” supersedes and replaces all references to the term “dealer manager fee” in the prospectus.

APPENDIX A: DISTRIBUTION REINVESTMENT PLAN

FOURTH AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

This Fourth Amended and Restated Distribution Reinvestment Plan (the “Plan”) is adopted by JLL Income Property Trust, Inc. (the “Company”), effective as of October 7, 2025. This Plan supersedes and replaces the Third Amended and Restated Distribution Reinvestment Plan previously adopted by the Company, which was effective as of March 14, 2025. Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Company’s charter, as amended or restated from time to time (the “Charter”).

1.    Distribution Reinvestment. As agent for the stockholders (the “Stockholders”) of the Company who purchase Common Shares (collectively, the “Shares”) pursuant to a public or private offering of the Company and who do not opt out of participating in the Plan (or, in the case of Stockholders who reside in states or are clients of participating broker-dealers that do not permit automatic enrollment in the Plan and who affirmatively elect to participate in the Plan), the Company will apply all cash dividends and other distributions declared and paid in respect of the Shares held by each participating Stockholder and attributable to the class of Shares held by such Stockholder (the “Dividends”), including Dividends paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of additional Shares of the same class for such Stockholder.

Additionally, as agent for the holders (the “Holders”) of partnership units (the “OP Units”) of JLLIPT Holdings LP (the “Partnership”) who acquire such OP Units as a result of any transaction of the Partnership, and who elect to participate in the Plan (together with the participating Stockholders, the “Participants”), the Partnership will apply all cash distributions declared and paid in respect of the OP Units held by each Holder (the “Distributions”), including Distributions paid with respect to any full or fractional OP Units, to the purchase of Shares having a class designation that corresponds to the applicable class of such OP Units to which such Distributions are attributable, all in accordance with the terms of the limited partnership agreement of the Partnership as then in effect.

2.    Procedure for Participation. Any Stockholder or Holder who is not already a Participant may elect to become a Participant by completing and executing a subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company, the Partnership, the Company’s transfer agent, the dealer manager for the Company’s public or private offerings or any soliciting dealer participating in the distribution of the Company’s public or private offerings. Participation in the Plan will begin with the next Dividend or Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Dividends or Distributions are paid by the Company or the Partnership, as the case may be. The Company may elect to deny participation in the Plan with respect to a Stockholder or Holder that resides in a jurisdiction or foreign country where, in the Company’s judgment, the burden or expense of compliance with applicable securities laws makes participation impracticable or inadvisable.

3.    Suitability. Each Participant is requested to promptly notify the Company in writing if the Participant experiences a material change in such Participant’s financial condition, including the failure to meet (i) the income, net worth and investment concentration standards imposed by such Participant’s state of residence and as set forth in the Company’s most recent prospectus, as contained in any registration statement filed by the Company with the Securities and Exchange Commission (the “SEC”), (ii) the investor suitability standards, including qualification as an accredited investor (as defined by Rule 501(a) of the Securities Act of 1933, as amended (the “Securities Act”)), as set forth in any private placement memorandum with respect to any current or future unregistered private offering of Shares or OP Units, or (iii) any other standards or requirements set forth in any subscription enrollment form or other authorization form. For the avoidance of doubt, this request in no way shifts the responsibility of the Company’s sponsor, or any other person selling Shares on behalf of the Company, to the Participant, to make every reasonable effort to determine that the purchase of Shares is a suitable and appropriate investment based on information provided by such Participant.

4.    Purchase of Shares.

(a)    Participants will acquire Shares pursuant to the Plan at a price equal to the NAV per Share applicable to the class of Shares purchased by the Participant, calculated as of the distribution date in accordance with the Company’s valuation guidelines. No selling commissions will be payable with respect to Shares purchased pursuant to the Plan.

Participants in the Plan may purchase fractional Shares so that 100% of the Dividends or Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Shares to the extent that any such purchase would cause such Participant to exceed the Aggregate Share Ownership Limit or the Common Share Ownership Limit as set forth in the Charter or otherwise would cause a violation of the Share ownership restrictions set forth in the Charter.

(b)    Shares to be distributed by the Company in connection with the Plan may (but are not required to) be supplied from: (i) Shares that are or will be registered with the SEC for issuance pursuant to the Plan, (ii) Shares purchased by the Company for issuance pursuant to the Plan in a secondary market (if available) or on a stock exchange (if listed) (collectively, the “Secondary Market”), or (iii) Shares that have not been registered under the Securities Act, or the securities laws of any state, and which will be issued in reliance upon exemptions from the registration requirements of the Securities Act and such state securities laws.

(c)    Shares purchased in any Secondary Market will be purchased at the then-prevailing market price for Shares of the class purchased, which price will be utilized for purposes of issuing Shares in the Plan. Shares acquired by the Company in any Secondary Market may be at prices lower or higher than the Share price that will be paid for Shares of that class pursuant to a public or private offering of the Company.

(d)    If the Company acquires Shares in any Secondary Market for issuance pursuant to the Plan, the Company shall use its reasonable efforts to acquire Shares at the lowest price then reasonably available for Shares of the class acquired. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the Plan will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Shares in any Secondary Market or register for Shares in the Plan, the Company is in no way obligated to do either, but may do so in its sole discretion.

5.    Taxes. THE REINVESTMENT OF DIVIDENDS AND DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE ON THE DIVIDENDS AND DISTRIBUTIONS. ADDITIONAL INFORMATION REGARDING POTENTIAL INCOME TAX LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE SEC.

6.    Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding common stock.

7.    Reports. Within 90 days after the end of the Company’s fiscal year, the Company shall provide each Participant an individualized report describing, as to such Participant: (a) the Dividends and Distributions reinvested during the year; (b) the number and class of Shares purchased during the year; (c) the per share purchase price for such Shares; and (d) the total number of Shares purchased on behalf of the Participant under the Plan.

8.    Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering written notice to the Company or by contacting the Participant’s investment advisor. The notice must be received by the Company prior to the last day of a quarter in order for a Participant’s termination to be effective for such quarter (i.e., a termination notice will be effective as of the last day of a quarter in which it is received and will not affect participation in the Plan for any prior quarter.) Any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If the Company repurchases a portion of a Participant’s Shares, the Participant’s participation in the Plan with respect to the Participant’s Shares which were not repurchased will not be terminated unless the Participant requests such termination in accordance with the requirements of this Section 8. If a Participant terminates Plan participation, the

Company may, at its option, ensure that the terminating Participant’s account will reflect the whole number of Shares in such Participant’s account and provide a check for the cash value of any fractional share in such account. Upon termination of Plan participation for any reason, Dividends and/or Distributions will be distributed to the Stockholder or Holder in cash.

9.    Amendment, Suspension or Termination by the Company. The Board of Directors may by majority vote amend the Plan; provided that the Plan cannot be amended to eliminate a Participant’s right to terminate participation in the Plan and that notice of any material amendment must be provided to Participants at least 10 days prior to the effective date of that amendment. The Board of Directors may by majority vote (including a majority of the Independent Directors) suspend or terminate the Plan for any reason upon 10 days’ written notice to the Participants. The Company may provide notice under this Section 9 by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the SEC or (b) in a separate mailing to the Participants.

10.    Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; or (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account.